Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 426-1454

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FOURTH QUARTER AND FISCAL 2016

LAUREL, Miss. (December 15, 2016) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the fourth quarter and fiscal year ended October 31, 2016.

Net sales for the fourth quarter of fiscal 2016 were $790.8 million compared with $679.6 million for the same period a year ago. For the quarter, the Company reported net income of $76.0 million, or $3.36 per share, compared with net income of $27.4 million, or $1.22 per share, for the fourth quarter of fiscal 2015.

Net sales for fiscal 2016 were $2.816 billion compared with $2.803 billion for fiscal 2015. Net income for the year totaled $189.0 million, or $8.37 per share, compared with net income of $216.0 million, or $9.52 per share, for last year.

“The fourth quarter marked the end of another successful year for Sanderson Farms,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Market conditions strengthened at the beginning of our fourth fiscal quarter of 2016, although market prices declined seasonally after Labor Day. We reported record annual sales despite a decline in overall poultry market prices compared with fiscal 2015, which decline was especially pronounced during the first half of the year. Grain prices were lower during the year when compared with fiscal 2015. For the year, we sold 3.731 billion pounds of dressed poultry, another record, compared with 3.418 billion pounds in fiscal 2015.”

According to Sanderson, despite lower prices for the full fiscal year, overall market prices for poultry products were higher in the fourth quarter of fiscal 2016 compared with prices a year ago, primarily as a result of improved export demand. As measured by an average of the Georgia Dock price for whole chickens, prices were lower by approximately 4.0 percent in the Company’s fourth fiscal quarter compared with the same period in fiscal 2015, and were lower by 2.7 percent for the fiscal year compared with the prior year. The Georgia Dock whole bird price remained relatively strong during fiscal 2016, consistent with continued strong demand for retail grocery chill pack products and flat production. Boneless breast meat prices averaged 7.4 percent higher in the fourth quarter than the prior-year period. For the full fiscal year, however, boneless prices were 12.5 percent lower when compared with fiscal 2015, reflecting continued weakness in food service demand. Unlike demand for chicken at retail grocery stores, food service demand remains relatively weak and somewhat volatile. Jumbo wing prices averaged $1.62 per pound during the fourth quarter of fiscal 2016, up 9.5 percent from the average of $1.48 per pound during the prior-year period. Jumbo wing prices averaged $1.58 per pound during the fiscal year, up 3.9 percent from the average of $1.52 per pound for fiscal 2015. The average market price for bulk leg quarters increased approximately 46 percent for the quarter, but decreased approximately 6.2 percent for fiscal 2016. Improved dark meat prices during the Company’s fourth fiscal quarter reflect the increase in industry export volumes during the second half of fiscal 2016, as most all Avian Influenza related bans on United States poultry meat were lifted. Cash prices for corn during the fourth fiscal quarter decreased by 4.6 percent, while soybean meal cash prices were down 10.6 percent.

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2016

December 15, 2016

“We are pleased that our profitability during fiscal 2016 allowed us to fund our planned expansion in St. Pauls, North Carolina, strengthen our balance sheet, and reward our shareholders with a special dividend,” Sanderson continued. “We are well positioned to continue our growth strategy as we prepare to begin production at our newest complex in St. Pauls in January. The pounds produced at St. Pauls, at full production, will represent a 12 percent increase in our capacity.”

“As of October 31, 2016, our balance sheet reflected $1.423 billion in assets, stockholders’ equity of $1.190 billion and net working capital of $465.1 million. We had no debt at year-end. Our balance sheet provides us with the financial strength not only to support our growth strategy, but also to consistently manage our operations through cycles that characterize our industry. We deeply appreciate the hard work and dedication to excellence of our employees, growers and everyone associated with our Company,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, December 15, 2016, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through December 27, 2016. Those without Internet access, or who prefer to participate via telephone, may call 1-888-218-8176, access code 6857773.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2016, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2016

December 15, 2016

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about its growth plans, future demand for its products, future prices for feed grains, future expenses and future production levels.

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2016

December 15, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(1)	(1)
Net sales	$790,811	$679,592	$2,816,057	$2,803,480
Costs and expenses:
Cost of sales	630,156	595,839	2,362,056	2,312,368
Selling, general and administrative	44,992	40,167	159,890	155,114

	675,148	636,006	2,521,946	2,467,482

Operating income	115,663	43,586	294,111	335,998

Other income (expense):
Interest income	167	67	244	106
Interest expense	(429)	(467)	(1,708)	(2,136)
Other	11	45	30	123

	(251)	(355)	(1,434)	(1,907)

Income before income taxes	115,412	43,231	292,677	334,091
Income tax expense	39,450	15,860	103,716	118,090

Net income	$75,962	$27,371	$188,961	$216,001

Basic earnings per share	$3.36	$1.22	$8.37	$9.52

Diluted earnings per share	$3.36	$1.22	$8.37	$9.52

Dividends per share	$1.24	$0.72	$1.90	$1.38

(1)The Condensed Consolidated Statements of Operations for the twelve months ended October 31, 2015 and 2016 were derived from the audited consolidated financial statements for those periods, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

Sanderson Farms Reports Results for Fourth Quarter and Fiscal 2016

December 15, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	October 31, 2016	October 31, 2015
	(1)	(1)
ASSETS
Current assets:
Cash and cash equivalents$	234,111	$196,659
Accounts receivable, net	124,348	112,924
Inventories	220,306	198,753
Refundable income taxes	—	16,414
Prepaid expenses	34,559	33,331

Total current assets	613,324	558,081

Property, plant and equipment	1,505,596	1,318,530
Less accumulated depreciation	(701,605)	(636,196)

	803,991	682,334
Other assets	5,385	6,337

Total assets	$1,422,700	$1,246,752

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,774	$62,816
Accrued expenses	57,918	88,431
Accrued income taxes	17,497	—
Current maturities of long-term debt	—	10,000

Total current liabilities	148,189	161,247

Claims payable and other liabilities	8,501	8,119
Deferred income taxes	75,748	47,525
Stockholders’ equity:
Common stock	22,693	22,521
Paid-in capital	125,855	111,687
Retained earnings	1,041,714	895,653

Total stockholders’ equity	1,190,262	1,029,861

Total liability and stockholders’ equity	$1,422,700	$1,246,752

(1)The Condensed Consolidated Balance Sheets at October 31, 2015 and 2016 were derived from the audited consolidated financial statements at those dates, but do not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.